Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACT:	Corporate Communications 404-715-2554

Delta CEO Shares Cost Saving Details in Employee Memorandum

ATLANTA, Sept. 28, 2004 – Delta Air Lines (NYSE: DAL) CEO, Gerald Grinstein, today released the following memorandum to all Delta employees updating cost saving measures previously announced on Sept. 8th:

To:	U.S.-Based Delta and Song People
From:	Jerry Grinstein, Chief Executive Officer
Subject:	Changes in Pay and Benefits

Delta’s ability to transform itself into a viable company that can provide stable and rewarding career opportunities for all its people over the long term will require enormous change and sacrifice from each of us now. During the September 8 transformation announcement, we talked about the need for additional pay reductions and benefit changes; today we are providing you with the specifics, as promised.

Highlighted below are the key components, and you will receive more detail directly from your managers over the coming days, and through fact sheets and other materials on our intranet web site, DeltaNet. Because we understand the impact of these changes and wanted you to have time to plan, the pay and benefit changes for non-contract employees will not take effect until January 1, 2005. These include:

  an across-the-board pay reduction of 10 percent for executives, supervisory and administrative, and frontline employees (with smaller reductions for some entry-level positions);

  increases to the shared cost of health care coverage;

  a five-week, instead of a six-week, maximum annual vacation accrual; and

  the elimination of the Delta subsidy for retiree and survivor health care coverage at age 65 and after, effective for those retiring after January 1, 2006.

Additionally, Delta will offer two voluntary exit programs – one an early retirement medical option and the other a travel-based exit package – in an effort to minimize the number of involuntary reductions that must take place.

This is painful and difficult, particularly because you already have been affected in various ways and you are working harder than ever before. My hope was that increases in productivity, the lack of general pay increases since 2000, and the reduction of 16,000 jobs would be sufficient. I did not want nor intend to ask everyone for more sacrifice. But regrettably, the industry environment and our company’s worsening financial situation have deepened the gap between where we are and where we must be to survive and succeed over the long term.

Now, the marketplace and other factors are demanding even more from all of us. Fuel costs have skyrocketed, and our fuel bill this year will be $680 million more than last year. Unrelenting pricing pressures brought on by the onslaught of low cost carriers and growth in internet fare shopping have further worsened our situation, requiring an even greater level of savings than we had originally anticipated. As demonstrated by what is happening at other legacy carriers, the harsh reality is that our world has permanently changed, and we must change with it if we are to protect and preserve Delta today and in the future.

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The reductions outlined here, along with the $1 billion in annual savings we need and have requested from our pilots, contributions from other stakeholders, and the significant operational cost savings we have achieved and are further seeking through our Profit Improvement Initiatives and our transformation plan, are essential to the company’s survival, recovery and long-term viability. Today's announced changes, together with the dehubbing of Dallas/Ft. Worth, the redesign of the Atlanta hub and the remaining Profit Improvement Initiatives, which include the reduction of 6,000 to 7,000 positions announced on September 8, are intended to result in more than $1 billion of the more than $5 billion in total annual savings targeted for 2006 as compared to 2002.

Given the magnitude of these changes, it is important to reinforce the fundamental principles guiding Delta’s pay and benefits policies. First, these sacrifices are being shared mutually, across every region, in every department, and at every level of the company. For example, Delta’s officer ranks have been reduced by 20 percent since 2003, and – in line with the changes noted here – officers’ base salary will be reduced by 10 percent. In addition, the officer group took an 8 percent across-the-board reduction in pay in March, 2003. Officers will experience a total targeted compensation reduction of 25 percent to 45 percent from 2003 to 2004. In distressed times like these, when everyone must sacrifice, it is especially important that leadership participates, and they have. It is also necessary for me to lead the way. I have declined my salary and will not be paid for the remainder of the year.

Second, our compensation levels going forward must be limited by what the company can afford to pay. A basic requirement for long-term viability is that our costs be enough below the revenue we can generate so that Delta has the resources needed to recover and succeed. Because compensation is a key element of costs, pay levels must reflect the reality of how viability is achieved.

Third, you will share in any success your sacrifice helps make possible. As you know, we are developing an Employee Reward Program that will provide a combination of equity, profit sharing, and incentive payouts tied to performance. We expect to announce details before year’s end.

News like this, which affects you and your family personally, can be distracting and demoralizing.  The decision to make these changes came only after careful review and intense analysis of the challenges bearing down on our company. If we act quickly and decisively we can do this together, our way and on our own. We have a small window of opportunity available to us to avoid Chapter 11 that some other carriers do not have. It is in everyone’s best interest that we protect Delta’s future by taking these steps together now.

We have the right plan for the new era – and we all are working fast and furious on implementation. The ingredients for a bright and rewarding future, including dedicated Delta people, are in place if we can achieve our goals and become viable. We all want our airline to take it to the competition and win. And, as you know, every customer counts, especially in this intensely competitive environment where some airlines will win and others will lose.

Your professionalism and genuine love of this company have made it what it is, and will make it what it can become. Our passengers echo what I have witnessed as I travel around the system – extraordinary acts of service that have gone above and beyond the normal call of duty and a continuing intense focus on the safe conduct of our operations. The legendary Delta spirit and service are needed now more than ever. Thank you for your commitment and dedication in these trying times. You are making a difference.

Jerry Grinstein

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Statements in this news release that are not historical facts, including statements regarding Delta’s estimates, beliefs, expectations, intentions, strategies or projections, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, beliefs, expectations, intentions, strategies and projections reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the effects of terrorist attacks, restructurings by competitors, competitive conditions in the airline industry, the cost of aircraft fuel, the outcome of negotiations on collective bargaining agreements, pilot early retirements and other labor issues and our ability to reduce operating expenses. Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Form 10-Q for the quarter ended June 30, 2004, filed with the Commission on August 9, 2004. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of September 28, 2004, and which Delta has no current intention to update.

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0904/308-JK
GrinsteinEmployeeMemo